Exhibit 3.1

CERTIFICATE OF MERGER
OF
Fidelity Private Credit Company LLC
(a Delaware limited liability company)
with and into
Fidelity Private Credit Company II LLC
(a Delaware limited liability company)

July 31, 2026

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In accordance with the provisions of Title 6, Section 18-209 of the Delaware Limited Liability Company Act

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Fidelity Private Credit Company II LLC, a limited liability company duly formed and existing under and by virtue of the laws of the State of Delaware, desiring to merge Fidelity Private Credit Company LLC, a limited liability company duly formed and existing under and by virtue of the laws of the State of Delaware, with and into Fidelity Private Credit Company II LLC, pursuant to the provisions of Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), DOES HEREBY CERTIFY as follows:

FIRST: The name and state of formation of each constituent limited liability company in the merger (the “Merger”) are as follows: (i) Fidelity Private Credit Company II LLC, a Delaware limited liability company (“FDLA II”), and (ii) Fidelity Private Credit Company LLC, a Delaware limited liability company (“FDLA”).

SECOND: An Agreement and Plan of Merger (as amended, restated or otherwise modified from time to time, the “Merger Agreement”), dated as of March 25, 2026, by and between FDLA and FDLA II, has been approved, adopted, certified, executed and acknowledged by FDLA and FDLA II, in accordance with the requirements of Title 6, Section 18-209 of the DLLCA.

THIRD: FDLA II shall be the surviving company in the Merger (the “Surviving Company”) and the name of the Surviving Company shall be Fidelity Private Credit Company LLC.

FOURTH: The Merger shall be effective at 11:59 p.m. Eastern Time on the date this certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the provisions of Section 18-206 and Section 18-209(c) of the DLLCA.

FIFTH: The Certificate of Formation of the Surviving Company shall be amended and restated in its entirety as set forth in Exhibit A attached hereto.

SIXTH: An executed copy of the Merger Agreement is on file at an office of the Surviving Company at the following address:

Fidelity Private Credit Company LLC

245 Summer Street

Boston, MA 02210

Attn: Nicole Macarchuk

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any member of either FDLA or FDLA II.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the date first written above.

Fidelity Private Credit Company II LLC,
a Delaware limited liability company

By:	/s/ Heather Bonner
Name: Heather Bonner
Title: Authorized Person

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

Fidelity Private Credit Company LLC

FIRST: The name of the limited liability company is Fidelity Private Credit Company LLC (the “Company”).

SECOND: The Company’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Company’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.